Filed Pursuant to Rule 433

Registration Statement No. 333-266621

August 8, 2022

Global Payments Inc.

$500,000,000 4.950% Senior Notes due 2027

$500,000,000 5.300% Senior Notes due 2029

$750,000,000 5.400% Senior Notes due 2032

$750,000,000 5.950% Senior Notes due 2052

Pricing Term Sheet

Issuer:	Global Payments Inc.

Format:	SEC Registered

Trade Date:	August 8, 2022

Settlement Date (T+10):	August 22, 2022

Joint Book-Running Managers:

BofA Securities, Inc.

J.P. Morgan Securities LLC

Capital One Securities, Inc.

PNC Capital Markets LLC

TD Securities (USA) LLC

Truist Securities, Inc.

Wells Fargo Securities, LLC

Barclays Capital Inc.

HSBC Securities (USA) Inc.

Co-Managers:	BMO Capital Markets Corp. Fifth Third Securities, Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. CIBC World Markets Corp. Synovus Securities, Inc.

Terms Applicable to

$500,000,000 4.950% Senior Notes due 2027

Principal Amount:	$500,000,000

Maturity Date:	August 15, 2027

Interest Payment Dates:	February 15 and August 15 of each year, beginning February 15, 2023

Benchmark Treasury:	2.750% UST due July 31, 2027

Benchmark Treasury Price / Yield:	99-07 1/4 / 2.918%

Spread to Benchmark Treasury:	T+205 bps

Yield to Maturity:	4.968%

Coupon:	4.950%

Price to Public:	99.923% of the principal amount

Optional Redemption:

Prior to July 15, 2027, make-whole call as set forth in the preliminary prospectus supplement (T+35 bps).

On or after July 15, 2027, at 100% of the principal amount plus accrued and unpaid interest thereon to, but excluding, the redemption date as set forth in the preliminary prospectus supplement.

Special Mandatory Redemption:	In the event that (x) the EVO Acquisition is not consummated on or prior to November 1, 2023 or such later date as the parties to the EVO Merger Agreement may agree as the “End Date” thereunder or (y) the Company notifies the trustee that the Company will not pursue the consummation of the EVO Acquisition, the Company will be required to redeem the 4.950% Senior Notes due 2027 then outstanding at a redemption price equal to 101% of the principal amount of the 4.950% Senior Notes due 2027 plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date.

Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.

Net Proceeds (before expenses):	$496,615,000

CUSIP / ISIN:	37940X AP7 / US37940XAP78

Terms Applicable to

$500,000,000 5.300% Senior Notes due 2029

Principal Amount:	$500,000,000

Maturity Date:	August 15, 2029

Interest Payment Dates:	February 15 and August 15 of each year, beginning February 15, 2023

Benchmark Treasury:	2.625% UST due July 31, 2029

Benchmark Treasury Price / Yield:	98-17 / 2.859%

Spread to Benchmark Treasury:	T+245 bps

Yield to Maturity:	5.309%

Coupon:	5.300%

Price to Public:	99.949% of the principal amount

Optional Redemption:

Prior to June 15, 2029, make-whole call as set forth in the preliminary prospectus supplement (T+40 bps).

On or after June 15, 2029, at 100% of the principal amount plus accrued and unpaid interest thereon to, but excluding, the redemption date as set forth in the preliminary prospectus supplement.

Special Mandatory Redemption:	In the event that (x) the EVO Acquisition is not consummated on or prior to November 1, 2023 or such later date as the parties to the EVO Merger Agreement may agree as the “End Date” thereunder or (y) the Company notifies the trustee that the Company will not pursue the consummation of the EVO Acquisition, the Company will be required to redeem the 5.300% Senior Notes due 2029 then outstanding at a redemption price equal to 101% of the principal amount of the 5.300% Senior Notes due 2029 plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date.

Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.

Net Proceeds (before expenses):	$496,620,000

CUSIP / ISIN:	37940X AN2 / US37940XAN21

Terms Applicable to

$750,000,000 5.400% Senior Notes due 2032

Principal Amount:	$750,000,000

Maturity Date:	August 15, 2032

Interest Payment Dates:	February 15 and August 15 of each year, beginning February 15, 2023

Benchmark Treasury:	2.875% UST due May 15, 2032

Benchmark Treasury Price / Yield:	100-28 / 2.772%

Spread to Benchmark Treasury:	T+265 bps

Yield to Maturity:	5.422%

Coupon:	5.400%

Price to Public:	99.833% of the principal amount

Optional Redemption:

Prior to May 15, 2032, make-whole call as set forth in the preliminary prospectus supplement (T+40 bps).

On or after May 15, 2032, at 100% of the principal amount plus accrued and unpaid interest thereon to, but excluding, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.

Net Proceeds (before expenses):	$743,872,500

CUSIP / ISIN:	37940X AQ5 / US37940XAQ51

Terms Applicable to

$750,000,000 5.950% Senior Notes due 2052

Principal Amount:	$750,000,000

Maturity Date:	August 15, 2052

Interest Payment Dates:	February 15 and August 15 of each year, beginning February 15, 2023

Benchmark Treasury:	2.250% UST due February 15, 2052

Benchmark Treasury Price / Yield:	84-26 / 3.032%

Spread to Benchmark Treasury:	T+295 bps

Yield to Maturity:	5.982%

Coupon:	5.950%

Price to Public:	99.558% of the principal amount

Optional Redemption:

Prior to February 15, 2052, make-whole call as set forth in the preliminary prospectus supplement (T+45 bps).

On or after February 15, 2052, at 100% of the principal amount plus accrued and unpaid interest thereon to, but excluding, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.

Net Proceeds (before expenses):	$740,122,500

CUSIP / ISIN:	37940X AR3 / US37940XAR35

The Issuer has filed a Registration Statement (including a prospectus) (File No. 333-266621) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement for the offering to which this communication relates and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by contacting: BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, Attn: Prospectus Department (email: dg.prospectus_requests@bofa.com; telephone number: 1-800-294-1322); or J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor (telephone number: (212) 834-4533). You are advised to obtain a copy of the prospectus and related prospectus supplement for the offering to which this communication relates and to carefully review the information contained or incorporated by reference therein before making any investment decision.